CENTURION FUNDS, INC.

                    ARTICLES OF AMENDMENT
           CHANGING NAME OF CORPORATION AND SERIES
               PURSUANT TO MGCL SECTION 2-605


       Centurion   Funds,   Inc.,  a  Maryland   corporation
(hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST:   The  Charter  of the  Corporation  is  hereby
amended to provide as follows:

      The  name of the Corporation is hereby changed  to  GE
Private Asset Management Funds, Inc. and

      the name of the Centurion U.S. Contra Fund series of capital stock of the Corporation is hereby changed to GE
Contra Fund series of capital stock of the Corporation.

      SECOND: The amendment does not change the outstanding authorized capital stock of the Corporation or the aggregate par value thereof.

      THIRD: The foregoing amendment to the Charter of the Corporation has been approved by a majority of the Corporation's Board of Directors and is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law.

       FOURTH:   The  amendment  to  the  Charter   of   the
Corporation effected hereby shall become effective  on  June
7, 2002.

      IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on this 7th day of June, 2002.


ATTEST:                            CENTURION FUNDS, INC.



____________________________________
______________________________________
Name:  Matthew J. Simpson          Name:  Bethann Roberts
Title:    Secretary                Title:    President